UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of report (date of earliest event reported): January 16, 2018 (December 31, 2017)

TECHCARE CORP.
(Exact Name of Registrant as Specified in its Charter)

Commission File No.: 000-55680

Delaware	68-0080601
(State of Incorporation)	(I.R.S. Employer Identification No.)

1140 Avenue of the Americas, New York, NY	10036
(Address of Registrant’s Office)	(ZIP Code)

Registrant’s Telephone Number, including area code: (646) 380-6645

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.02 Unregistered Sales of Equity Securities.

On December 31, 2017, TechCare Corp. (the “Registrant”) entered into a subscription agreement (the “Tuttnauer Subscription Agreement”) with Ran Tuttnauer Family Ltd. (“Tuttnauer”). Under the Tuttnauer Subscription Agreement, the Registrant issued to Tuttnauer 1,291,990 shares of common stock of the Registrant, par value $0.0001 each (“Shares”), at a price per Share of $0.387 for an aggregate consideration of $500,000. In addition, pursuant to the Tuttnauer Subscription Agreement, Tuttnauer is entitled, to subscribe for and purchase 641,025 additional Shares at a price per Share of $0.387 until June 30, 2018 (the “Tuttnauer Option”).

On January 10, 2018, the Registrant entered into a subscription agreement (the “Citrine Subscription Agreement”) with Citrine High Tech 7 Limited Partnership (“Citrine”). Under the Citrine Subscription Agreement, the Registrant will issue to Citrine (i) 1,033,592 Shares at a price per Share of $0.387, and (ii) warrants to purchase up to 516,796 Shares (the “Citrine Warrants”), for an aggregate consideration of $400,000. Each Citrine Warrant has an exercise price per Share equal to $0.387 and shall expire on September 30, 2018.

The Shares issued pursuant to the subscription agreements described above and the Shares underlying the Citrine Warrants and the Tuttnauer Option, if and when issued, have been offered pursuant to Regulation S under the United States Securities Act of 1933, as amended (the “Securities Act”), and therefore will be restricted securities and may be offered and resold only in transactions that are exempt from registration under the Securities Act and other applicable securities laws. Tuttnauer and Citrine have represented to the Registrant that they are not a “U.S. Person,” as such term is defined under Rule 902 of Regulation S.

The above-referenced restricted shares and Citrine Warrants and Tuttnauer Option, if exercised, represent in the aggregate 11.88% of the issued and outstanding stock capital of the Registrant as of the date of this report.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TechCare Corp.

By:	/s/: Shlomi Arbel
Name:	Shlomi Arbel
Title:	Chief Executive Officer

Date: January 16, 2018